Exhibit 10.4

EXECUTION VERSION

SPINCO, INC.

- and -

BROOKFIELD ADVISORS LP

MANAGEMENT SERVICES AGREEMENT

August 6, 2010

TABLE OF CONTENTS

ARTICLE 1	INTERPRETATION	2

1.1	Definitions	2
1.2	Headings and Table of Contents	4
1.3	Interpretation	5
1.4	Currency	5
1.5	Generally Accepted Accounting Principles	5
1.6	Invalidity of Provisions	5
1.7	Entire Agreement	5
1.8	Waiver; Amendment	6
1.9	Governing Law	6
1.10	Jurisdiction; Venue	6

ARTICLE 2	APPOINTMENT OF THE MANAGER	7

2.1	Appointment and Acceptance	7
2.2	Subcontracting and Other Arrangements	7
2.3	Spinco Subsidiaries	7

ARTICLE 3	SERVICES AND POWERS OF THE MANAGER	7

3.1	Services	7

ARTICLE 4	MANAGEMENT AND EMPLOYEES	9

4.1	Management and Employees	9
4.2	Spinco Officers	9

ARTICLE 5	INFORMATION AND RECORDS	10

5.1	Books and Records	10
5.2	Access to Information by Manager; Confidentiality	10

ARTICLE 6	FEES AND EXPENSES	11

6.1	Base Management Fee	11
6.2	Expenses	11
6.3	Governmental Charges	12
6.4	Computation and Payment of Expenses and Governmental Charges	12

ARTICLE 7	REPRESENTATIONS AND WARRANTIES	12

7.1	Representations and Warranties of the Manager	12
7.2	Representations and Warranties of the Company	13

ARTICLE 8	LIABILITY AND INDEMNIFICATION	14

8.1	Indemnity	14
8.2	Limitation of Liability	15

ARTICLE 9	TERM AND TERMINATION	15

9.1	Term	15

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9.2	Termination by the Company	16
9.3	Termination by the Manager	16
9.4	Survival Upon Termination	16
9.5	Action Upon Termination	17
9.6	Extension Option	17

ARTICLE 10	GENERAL PROVISIONS	17

10.1	Assignment	17
10.2	Independent Contractor, No Partnership or Joint Venture	17
10.3	Failure to Pay When Due	18
10.4	Enurement	18
10.5	Notices	18
10.6	Further Assurances	19
10.7	Counterparts	19

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MANAGEMENT SERVICES AGREEMENT

THIS AGREEMENT is made as of the 6th day of August, 2010 (the “Effective Date”)

B E T W E E N:

SPINCO, INC. (the “Company”), a corporation existing under the laws of the State of Delaware

- and -

BROOKFIELD ADVISORS LP
(the “Manager”), a limited partnership existing under the laws of the Province of Manitoba.

RECITALS:

Commencing on April 16, 2009, General Growth Properties, Inc. (“GGP”), the indirect parent of the Company, and its debtor affiliates filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (jointly administered under Case No. 09-11977 (ALG)) (the “Bankruptcy Cases”);

On May 7, 2010, the Bankruptcy Court entered the Order Pursuant to Sections 105(a) and 363 of the Bankruptcy Code (A) Approving Bidding Procedures, (B) Authorizing the Debtors to Enter Into Certain Agreements, (C) Approving the Issuance of Warrants, and (D) Granting Related Relief (Docket No. 5145) authorizing GGP, among other things, to enter into that certain Cornerstone Investment Agreement, dated as of March 31, 2010 and as amended from time to time, with REP Investments LLC, an affiliate of the Manager (the “Investment Agreement”);

The transaction contemplated by the Investment Agreement provides for, among other things, the spin-off of certain assets from GGP into a new public company to be created pursuant to the chapter 11 plan contemplated by the Investment Agreement (the “Spin-off”), with such Spin-off to be effected by means of a distribution of the shares of common stock of the Company to the holders of common stock of GGP;

In preparation for and following the Spin-off, the Company wishes to engage the Manager to provide to the Service Recipients, or arrange for the provision of, certain services, subject to the terms and conditions of this Agreement, and the Manager wishes to accept such engagement.

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

1.1          Definitions

In this Agreement, except where the context otherwise requires, the following terms shall have the following meanings:

1.1.1                        “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by such Person, or is under common Control of a third Person;

1.1.2                        “Agreement” means this Management Services Agreement as the same may be amended from time to time, and “herein”, “hereof”, “hereby”, “hereunder” and similar expressions refer to this Agreement and include every instrument supplemental or ancillary to this Agreement and, except where the context otherwise requires, not to any particular article or section thereof;

1.1.3                        “Bankruptcy Cases” has the meaning assigned thereto in the recitals;

1.1.4                        “Bankruptcy Closing” has the meaning assigned thereto in Section 1.10;

1.1.5                        “Bankruptcy Court” has the meaning assigned thereto in the recitals;

1.1.6                        “Base Fee Rate” means the monthly equivalent of 1.0% (100 basis points) annually;

1.1.7                        “Base Management Fee” has the meaning assigned thereto in Section 6.1 hereof;

1.1.8                        “Board” means the board of directors of the Company;

1.1.9                        “Business” means, collectively, the business carried on or contemplated to be carried on from time to time by the Spinco Group;

1.1.10                  “Business Day” means any day, other than a Saturday, a Sunday or any legal holiday recognized as such by the government of the Province of Ontario, the federal government of the United States or the government of the State of New York;

1.1.11                  “Claims” has the meaning assigned thereto in Section 8.1.1;

1.1.12                  “Common Interest Agreement” means that certain Common Interest and Confidentiality Agreement, dated as of June 18, 2010, by and between General Growth Properties, Inc., Brookfield Asset Management, Inc. and the individuals signatory thereto;

1.1.13                  “Confidential Information” has the meaning assigned thereto in Section 5.2.2;

1.1.14                  “Control” means the control by one Person of another Person in accordance with the following:  a Person (“A”) controls another Person (“B”) where A has the power to determine the management and policies of B by contract or status (for example the status of A being the general partner of B) or by virtue of beneficial ownership of a majority of the voting interests in B; and for certainty and without limitation, if A owns shares to which more than 50% of the votes permitted to be cast in the election of directors to B or A is the general partner of B, a limited partnership, then in each case A Controls B for this purpose;

1.1.15      “delegatee” has the meaning assigned thereto in Section 2.2;

1.1.16      “Effective Date” has the meaning assigned thereto in the preamble;

1.1.17      “Extension Term Fee” means that monthly fee agreed to by the parties hereto, negotiating in good faith, consistent with the asset management compensation structure (including annual fee and related incentives) that the Manager is then receiving from other non-controlled companies of similar size and complexity for which it provides similar management services.

1.1.18      “GGP” has the meaning assigned thereto in the recitals;

1.1.19      “Governmental Authority” means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) self-regulatory organization or stock exchange, (c) subdivision, agent, commission, board, or authority of any of the foregoing, or (d) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

1.1.20      “Indemnified Party” has the meaning assigned thereto in Section 8.1;

1.1.21      “Indemnifying Party” has the meaning assigned thereto in Section 8.1;

1.1.22      “Interest Rate” means the prime rate of interest quoted in The Wall Street Journal from time to time plus two percent;

1.1.23      “Investment Agreement” has the meaning assigned thereto in the recitals;

1.1.24      “Laws” means all laws (including common law), statutes, regulations, statutory rules, by-laws, orders, ordinances, directives and the terms and conditions of any approvals, permits, licenses or judgements of any Governmental Authority, together with any applicable enforceable published notes, guidelines or policies, and the term “applicable”, with respect to such Laws and in the context that refers to one or more Persons, means such Laws that apply to such Person or Persons or its or their business, undertaking, property or securities at the relevant time and that emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

1.1.25      “Liabilities” has the meaning assigned thereto in Section 8.1.1;

1.1.26      “Manager” has the meaning set forth in the recitals hereto;

1.1.27      “Material Agreement” means any contract, lease, license, agreement or other document or instrument binding upon any member of the Spinco Group or affecting the Real Estate Assets which includes obligations the performance or non-performance of which could reasonably be expected to have a material impact on the results of operations or the financial condition of the Spinco Group;

1.1.28      “Non-Disclosure Agreement” means that certain Non-Disclosure Agreement, dated as of February 27, 2010, by and between General Growth Properties, Inc. and Brookfield Asset Management, Inc.;

1.1.29      “Officers” has the meaning assigned thereto in Section 4.2.1;

1.1.30      “Payment Date” has the meaning assigned thereto in Section 6.1;

1.1.31      “Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

1.1.32      “Service Recipient(s)” means any member of the Spinco Group that is a recipient of Services;

1.1.33      “Services” has the meaning assigned thereto in Section 3.1;

1.1.34      “Spinco Group” means, collectively, the Company, and any direct or indirect Subsidiary of the Company;

1.1.35      “Spin-off” has the meaning assigned thereto in the recitals;

1.1.36      “Subsidiary” means, with respect to any Person, (i) any other Person that is directly or indirectly Controlled by such Person, (ii) any trust in which such Person holds all of the beneficial interests or (iii) any partnership, limited liability company or similar entity in which such Person holds all of the interests other than the interests of any general partner, managing member or similar Person; and

1.1.37      “Term” means the Initial Term and any Extension Term.

1.2                               Headings and Table of Contents

The inclusion of headings and a table of contents in this Agreement are for convenience of reference only and shall not affect the construction or interpretation hereof.

1.3          Interpretation

In this Agreement, unless the context otherwise requires:

1.3.1        words importing the singular include the plural and vice versa, words importing gender include all genders or the neuter;

1.3.2        words importing the neuter include all genders; and

1.3.3        references to a party or parties includes that party’s or those parties’ successors and permitted assigns.

1.4          Currency

All amounts in this Agreement are stated and shall be paid in U.S. currency.

1.5          Generally Accepted Accounting Principles

In this Agreement, except to the extent otherwise expressly provided, references to “generally accepted accounting principles” mean the generally accepted accounting principles used by the Company in preparing its financial statements from time to time.

1.6          Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect.  The parties shall engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

1.7          Entire Agreement

Except as expressly provided for herein, this Agreement, the Non-Disclosure Agreement and the Common Interest Agreement constitute the entire agreement between the parties pertaining to the subject matter of this Agreement.  There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement, the Non-Disclosure Agreement or the Common Interest Agreement.  No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, or any amendment or supplement thereto, by any party to this Agreement or its directors, officers, employees or agents, to any other party to this Agreement or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement, and none of the parties to this Agreement has been induced to enter into this Agreement or any amendment or supplement by reason of any such warranty, representation, opinion, advice or assertion of fact.

Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

1.8          Waiver; Amendment

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement will be binding unless executed in writing by the party to be bound thereby.  No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

1.9          Governing Law

This Agreement, its negotiation, execution, performance or nonperformance, interpretation, termination and construction and all matters based upon, arising out of or related to any of the foregoing (whether in equity, law or statute) will be governed by and construed in accordance with the internal laws of the State of New York, without regard to the conflicts of law principles of such State.

1.10        Jurisdiction; Venue

Any dispute, controversy or claim arising out of or relating to this Agreement or the provision of the Services that arises prior to the later of the closing of the Bankruptcy Case for GGP or the closing of the Bankruptcy Case for GGP Limited Partnership (such later time, the “Bankruptcy Closing”) shall be subject to the jurisdiction of and determination by the Bankruptcy Court, and any dispute, controversy or claim arising out of or relating to this Agreement or the provision of the Services that arises after the Bankruptcy Closing shall be subject to the jurisdiction of and determination by the United States District Court for the Southern District of New York.  Each of the parties hereto (a) consents to the exclusive personal jurisdiction of the Bankruptcy Court (prior to the Bankruptcy Closing) or the United States District Court for the Southern District of New York (after the Bankruptcy Closing) in connection with any dispute arising out of or relating to this Agreement or the provision of the Services, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts and (c) agrees that it will not bring any action relating to this Agreement or the provision of the Services in any court other than the Bankruptcy Court (prior to the Bankruptcy Closing) or the United States District Court for the Southern District of New York (after the Bankruptcy Closing), unless such court first determines it does not have subject matter jurisdiction or otherwise declines to hear the dispute.  Manager hereby appoints as its agent for receipt of service of process: Brookfield Asset Management LLC, 3 World Financial Center, 200 Vesey Street, 11th Floor, New York, NY 10281.

ARTICLE 2
APPOINTMENT OF THE MANAGER

2.1                               Appointment and Acceptance

2.1.1        Subject to and in accordance with the terms, conditions and limitations in this Agreement, the Company, on its own behalf and as agent for the other members of the Spinco Group, hereby appoints and retains the Manager to provide the Services subject to the oversight of the Board.

2.1.2        The Manager hereby accepts the appointment provided for in section 2.1.1 and agrees to act in such capacity and to provide or arrange for the provision of the Services upon the terms set forth in this Agreement.

2.2                               Subcontracting and Other Arrangements

The Manager may subcontract to any of its Affiliates or, with the Company’s prior written consent (not to be unreasonably withheld), other third parties (any such parties referred to as a “delegatee”) any or all of the Services to be provided by it under this Agreement, and the Company hereby consents to any such subcontracting; provided that the Manager shall remain responsible to the Company for any Services provided by such delegatee. Where appropriate in this Agreement, all references to the Manager will include the permitted delegatees where the context makes it appropriate.

2.3                               Spinco Subsidiaries

The Company covenants and agrees to cause, upon request of the Manager, any or all present or subsequently acquired Subsidiaries who are at any time a Service Recipient to execute such documentation and take such further action as may be necessary or desirable to accomplish the purposes of this Agreement or the agreements or arrangements contemplated by this Agreement.

ARTICLE 3
SERVICES AND POWERS OF THE MANAGER

3.1                               Services

The Manager shall provide the following services (the “Services”) to the Company and other members of the Spinco Group as requested by the Company:

3.1.1        providing such services as are reasonably necessary or requested by the Board in order to accomplish the Spin-off;

3.1.2        providing overall strategic advice in relation to the Business, including oversight of detailed asset plans for each of the Company’s material assets;

3.1.3        making recommendations for the development of projects, establishment of joint ventures, sales or other similar transactions and overseeing the execution of such transactions;

3.1.4        overseeing the preparation and implementation of an annual business plan, including an annual capital expenditure plan and overseeing the preparation and implementation of other strategic or long term plans as required for the Business;

3.1.5        making recommendations concerning current and future financing requirements of the Business and overseeing such financing, whether completed by way of indebtedness, equity or otherwise, including in respect of the preparation, review or distribution of any registration statement or offering memorandum related thereto and assisting with communications support in connection therewith;

3.1.6        making recommendations concerning potential acquisitions or corporate transactions and overseeing the execution of such transactions;

3.1.7        making available qualified individuals to act as senior executives of the Company in furtherance of the provision of Services, including as provided in Section 4.2;

3.1.8        overseeing corporate functions, including accounting and management reporting, information systems, tax preparation and other corporate functions, to be provided on a transitional basis by certain Subsidiaries of GGP following the Spin-off, and developing and overseeing implementation of a long term plan for such functions following termination of the transition services agreement;

3.1.9        advising and assisting the Company and its Subsidiaries to establish, maintain and implement appropriate policies and procedures designed to ensure compliance with:

3.1.9.1             the requirements of securities and other Laws, including the Sarbanes-Oxley Act, or any permits and other obligations imposed by any Governmental Authority affecting the Business or the Company;

3.1.9.2             the annual business plan;

3.1.9.3             any other obligations by which the Company or its Subsidiaries is bound, including, for greater clarity, obligations under Material Agreements;

3.1.10      advising and assisting with regard to community and investor relations of the Company and its Subsidiaries; and

3.1.11      advising and assisting with respect to the listing of the Company’s common stock on a national securities exchange.

ARTICLE 4
MANAGEMENT AND EMPLOYEES

4.1          Management and Employees

4.1.1        The Manager shall ensure that its officers and employees devote such of their time to the provision of the Services as the Manager reasonably deems necessary and appropriate, in order to fulfill its obligations hereunder. Such personnel need not have as their primary responsibility the provision of the Services to the Service Recipients or be dedicated exclusively to the provision of the Services.

4.1.2        The Company shall, and shall cause other members of the Spinco Group to, do all things reasonably necessary on its part as requested by the Manager consistent with the terms of this Agreement to enable the Manager to fulfill its obligations under this Agreement including without limitation, making available to the Manager, and granting the Manager access to, the employees or contractors of the Service Recipients as the Manager may from time to time reasonably request in order for the Manager to perform its obligations, covenants and responsibilities and exercise its rights pursuant to the terms hereof.

4.1.3        For greater certainty, where the Manager is unable to satisfy an obligation under this Agreement, as a direct or indirect result of a failure by a Service Recipient to satisfy its obligations under this Article 4 or Section 5.2, the Manager shall be deemed not to be in breach of its obligations under this Agreement.

4.2          Spinco Officers

4.2.1        Effective as of the Effective Date, the Manager shall make available the individuals listed on Exhibit A to act as duly elected officers of the Company in the capacity or capacities set forth opposite their respective names on Exhibit A (the “Officers”), to serve as such until their successors are duly elected or their earlier death, resignation or removal from office.

4.2.2        The Manager shall have the right, from time to time during the Term, upon not less than 10 days’ prior written notice to the Company, to replace any Officer with an individual having similar qualifications and experience level, in the Manager’s reasonable discretion.  The Company shall have the right, at any time and from time to time, to remove any Officer for cause, which shall include (a) willfully disregarding any Board directive or (b) failure to perform his or her duties in accordance with standards reasonably established by the Board from time to time.

4.2.3        The Manager acknowledges that the Officers will be required to report to the Board, will be fiduciaries of the Company and its shareholders in accordance with Delaware law, and, in the case of the Chief Executive Officer and Chief Financial Officer, will act as the “principal executive officer” and “principal financial officer”, respectively, of the Company under applicable SEC rules and regulations.  The Manager further acknowledges that the Board retains authority to make ultimate decisions with respect to Company policies and strategic matters.  The Manager agrees to report to the

Board at least quarterly, at regularly scheduled meetings, with respect to the progress of the Services.

4.2.4                     If the Board reasonably determines that it is necessary or advisable in order to achieve tax-free treatment for the Spin-off, the Manager will use reasonable commercial efforts to cause the Officers and other employees of the Manager or its Affiliates mutually agreed by the Manager and the Company who are providing Services to become part-time employees of the Company.

ARTICLE 5

INFORMATION AND RECORDS

5.1                               Books and Records

The Company shall, and shall cause the other Service Recipients to, maintain proper books, records and documents in which complete, true and correct entries, in conformity in all material respects with generally accepted accounting principles and all requirements of applicable Laws, will be made; provided that the Manager acknowledges that the Officers will have primary responsibility for oversight of such books, records and documents and to ensure that policies and procedures are in place for compliance with Law applicable thereto.

5.2                               Access to Information by Manager; Confidentiality

5.2.1                     The Company shall, and shall cause other members of the Spinco Group to:

5.2.1.1                                  grant, or cause to be granted, to the Manager full access to all documentation and information necessary in order for the Manager to perform its obligations, covenants and responsibilities pursuant to the terms hereof, including all of the books, records, documents and financial and operating data of the Service Recipients required to be maintained under Section 5.1 and to enable the Manager to provide the Services; and

5.2.1.2                                  provide, or cause to be provided, all documentation and information as may be reasonably requested by the Manager, and promptly notify the appropriate member of the Manager of any material facts or information of which any Service Recipient is aware, which may affect the performance of the obligations, covenants or responsibilities of the Manager pursuant to this Agreement, including maintenance of proper financial records, including any known, pending or threatened suits, actions, claims, proceedings or orders by or against the Service Recipients, before any court or administrative tribunal.

5.2.2                     The Manager shall not, and shall cause its officers, employees and delegatees having access to information of the Company that is known to the Manager as confidential or proprietary (“Confidential Information”) not to, disclose to any other Person or use, except for purposes of providing the Services, any Confidential Information; provided, however, that the Manager may disclose Confidential Information to the extent permitted by applicable Law: (i) to its delegatees on a need-to-know basis in connection with the performance of the Services under this Agreement; (ii) in any report, statement, testimony or other submission required to be made to any Governmental Authority having jurisdiction over the Manager; or (iii) in order to comply with applicable Law, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the Manager in the course of any litigation, investigation or administrative proceeding.

5.2.3                     The Manager shall, and shall cause its officers, employees and delegatees to, protect the Confidential Information by using the same degree of care to prevent the unauthorized disclosure of such Confidential Information as the Manager uses to protect its own confidential information of a like nature.

5.2.4                     Each party shall comply with all applicable state, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of Services under this Agreement.  The Manager hereby agrees that it will not, and will instruct its officers, employees and delegatees that it is a violation of applicable Law for any such person to, purchase or sell securities of the Company based on non-public information obtained in connection with the performance of Services.

ARTICLE 6

FEES AND EXPENSES

6.1                               Base Management Fee

6.1.1                     As compensation for the Services to be provided by the Manager pursuant to the terms of this Agreement, the Company hereby covenants and agrees to pay to the Manager a base management fee (the “Base Management Fee”) in an amount equal to

6.1.1.1                                  For the Initial Term, $500,000 per month paid monthly in advance within five Business Days following the beginning of each month (the “Payment Date”); and

6.1.1.2                                  During the Extension Term (if any) a monthly fee payable within five Business Days of the beginning of the relevant month in an amount equal to the Extension Term Fee.

6.2                               Expenses

6.2.1                     The Company shall reimburse the Manager for all reasonable out-of-pocket fees, costs and expenses owed to any third party (“Expenses”) incurred by the Manager in connection with the provision of the Services, which may include, among other things:

6.2.1.1                                  taxes, licenses and other statutory fees or penalties levied against or in respect of a Service Recipient in respect of the Services;

6.2.1.2                                  amounts paid by the Manager under indemnification, contribution or similar arrangements entered into in connection with the provision of Services with the prior approval of the Board;

6.2.1.3                                  any other fees, costs and expenses that are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.

6.3                               Governmental Charges

Without limiting Section 6.2, the Company shall pay or reimburse the Manager for all sales, use, value added, goods and services, withholding or other taxes, customs duties or other governmental charges (“Governmental Charges”) which are levied or imposed by any Governmental Authority by reason of this Agreement, except for any income taxes, corporation taxes, capital taxes or other similar taxes payable by the Manager which are personal to the Manager.  Any failure by the Manager to collect monies on account of these Governmental Charges shall not constitute a waiver of the right to do so.

6.4                               Computation and Payment of Expenses and Governmental Charges

The Manager shall, from time to time, prepare statements (“Expense Statement(s)”) documenting the Expenses and Governmental Charges to be reimbursed pursuant to this Article 6 and shall deliver such statement to each relevant Service Recipient.  All Expenses and Governmental Charges reimbursable pursuant to this Article 6 shall be reimbursed by the relevant Service Recipient no later than the date which is 30 days after receipt of the Expense Statement. The provisions of this Section 6.4 shall survive the termination of this Agreement.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1                               Representations and Warranties of the Manager

The Manager  hereby represents and warrants to the Company that:

7.1.1                     it is validly organized and existing under the relevant laws governing its formation and existence;

7.1.2                     it has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;

7.1.3                     it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

7.1.4                     the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its  constituent documents or other organizational documents, or under any mortgage, lease, agreement or other legally binding instrument, license, permit or applicable law to which it is a party or by which it or any of its properties or assets may be bound;

7.1.5                     no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it of this Agreement; and

7.1.6                     this Agreement constitutes a valid and legally binding obligation of it enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

7.2                               Representations and Warranties of the Company

The Company hereby represents and warrants to the Manager that:

7.2.1                     it is validly organized and existing under the relevant laws governing its formation and existence;

7.2.2                     subject to receipt of approval from the Bankruptcy Court, it has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;

7.2.3                     it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

7.2.4                     the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its charter, by-laws, constituent documents or other organizational documents, or under any mortgage, lease, agreement or other legally binding instrument, license, permit or applicable law to which it is a party or by which it or any of its properties or assets may be bound;

7.2.5                     no authorization, consent or approval, or filing with or notice to any Person (other than filing with, and approval by, the Bankruptcy Court) is required in connection with the execution, delivery or performance by it of this Agreement; and

7.2.6                     subject to receipt of approval from the Bankruptcy Court, this Agreement constitutes a valid and legally binding obligation of it enforceable against it in accordance with its terms, subject to:  (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally; and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

ARTICLE 8

LIABILITY AND INDEMNIFICATION

8.1                               Indemnity

8.1.1                     The Company (for purposes of this Article, an “Indemnifying Party”) hereby agrees, to the fullest extent permitted by applicable Law, to indemnify and hold harmless each of the Manager and each of its Affiliates, and any directors, officers, agents, subcontractors, delegatees, members, partners, shareholders, officers and employees of each of the foregoing (each, an “Indemnified Party”) from and against any claims, liabilities, losses, damages, costs or expenses (including legal fees) (“Liabilities”) incurred by them or threatened in connection with any and all actions, suits, investigations, proceedings or claims of any kind whatsoever, whether arising under statute or action of a regulatory authority or otherwise, arising from this Agreement or the Services provided hereunder (“Claims”); provided that no Indemnified Party shall be so indemnified with respect to any Claim to the extent that such Claim is finally determined by a final and non-appealable judgment entered by a court of competent jurisdiction, or pursuant to a settlement agreement agreed to by such Indemnified Party, to have resulted from such Indemnified Party’s bad faith, fraud, willful misconduct, gross negligence or, in the case of a criminal matter, conduct undertaken with knowledge that the conduct was unlawful.

8.1.2                     The Manager and the Company agree that in case any Claim should be made by a third party arising from this Agreement or the Services provided hereunder, the Indemnifying Party shall have the right to assume and conduct the defense of such Claim with counsel of its own choosing; provided that the Indemnified Party shall have the right to participate in such defense and to employ its own counsel in connection therewith at the Indemnified Party’s sole expense.  If the Indemnifying Party does not assume the defense of any such third-party Claim, the Indemnified Party shall have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel, as well as the reasonable out-of-pocket costs and expenses incurred in connection therewith shall be paid by the Indemnifying Party in such case, as incurred but subject to recoupment by the Indemnifying Party if ultimately it is not liable to pay indemnification hereunder.  The Indemnified Party will not consent to a settlement of, or the entry of any judgment arising from, any such third-party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).

8.1.3                     The Manager and the Company agree that, promptly after the receipt of notice of the commencement of any third-party Claim involving an Indemnified Party pursuant to this Agreement, where such Claim is based, directly or indirectly, upon any matter in respect of which this Agreement provides for indemnification, the Indemnified Party in such case shall notify the Indemnifying Party in writing of the commencement of such Claim (provided that any accidental failure to provide any such notice shall not prejudice the right of any such Indemnified Party hereunder, except to the extent that such failure prevents participation by the Indemnifying Party in such Claim) and, throughout the course of such Claim, the party responsible for the defense of such claim hereunder shall use its best efforts to provide copies of all relevant documentation to the other party and shall keep the other party appraised of the progress thereof and shall discuss with the other party all significant actions proposed.

8.1.4                     The parties hereto expressly acknowledge and agree that the right to indemnity provided in this Section 8.1 shall be in addition to and not in derogation of any other liability which the Indemnifying Party in any particular case may have or of any other right to indemnity or contribution which any Indemnified Party may have by statute or otherwise at law.

8.1.5                     The indemnity provided in this Section 8.1 shall survive the completion of Services rendered under, or any termination or purported termination of, this Agreement.

8.2                               Limitation of Liability

8.2.1                     The Manager assumes no responsibility under this Agreement other than to render the Services in good faith and in accordance with Section 4.2.3 and shall not be responsible for any action of a Service Recipient in declining to follow any advice or recommendations of the Manager.

8.2.2                     Without limiting the provisions of Section 4.2.3, the Company hereby agrees that no Indemnified Party shall be liable to a Service Recipient, a director or officer (or other individual with similar function) of a Service Recipient or any security holder or partner of a Service Recipient for any Liabilities that may occur as a result of any acts or omissions by the Indemnified Party pursuant to or in accordance with this Agreement, except to the extent that such Liabilities are finally determined by a final and non-appealable judgment entered by a court of competent jurisdiction to have resulted from the Indemnified Party’s bad faith, fraud, willful misconduct, gross negligence, or in the case of a criminal matter, conduct undertaken with knowledge that the conduct was unlawful.  For the avoidance of doubt, the provisions of this Section 8.2 shall survive the termination of this Agreement.

8.2.3                     The maximum amount of the aggregate liability of the Manager and each of its Affiliates, and any directors, officers, agents, subcontractors, delegatees, agents, advisors or other representatives of the Manager or its Affiliates pursuant to this Agreement will be equal to the amounts previously paid in respect of Services pursuant to this Agreement or any agreement or arrangement provided for under this Agreement in the two most recent calendar years by the Service Recipients.

ARTICLE 9
TERM AND TERMINATION

9.1                               Term

The Manager’s engagement hereunder shall begin on the Effective Date and shall continue in full force and effect for a period of six months (the “Initial Term”) unless terminated earlier in accordance with Section 9.2 or extended in accordance with Section 9.6.

9.2                               Termination by the Company

9.2.1                     The Company may terminate this Agreement for any reason or no reason, effective upon 45 days prior written notice of termination to the Manager or payment of a termination fee equal to the Base Management Fee that would have been payable during such 45 day period.

9.2.2                     The Company may also terminate this Agreement effective immediately upon written notice of termination to the Manager without payment of any termination fee if:

9.2.2.1                                  the Manager engages in any act of fraud, misappropriation of funds or embezzlement against any Service Recipient;

9.2.2.2                                  there is an event of any bad faith, willful misconduct or gross negligence on the part of the Manager in the performance of the Services and such bad faith, willful misconduct or gross negligence results in material harm to the Spinco Group; or

9.2.2.3                                  the Manager makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency.

9.3                               Termination by the Manager

9.3.1                     The Manager may terminate this Agreement effective upon written notice of termination to the Company without payment of any termination fee if:

9.3.1.1                                  The Company makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency.

9.4                               Survival Upon Termination

If this Agreement is terminated pursuant to this Article 9, such termination will be without any further liability or obligation of any party hereto, except as provided in Section 6.4, Article 8, Section 9.5 and Article 10 hereof.

9.5                               Action Upon Termination

From and after the effective date of the termination of this Agreement, the Manager shall not be entitled to receive the Base Management Fee for further services under this Agreement, but shall be paid all compensation accruing to the date of termination (including such day).

9.6                               Extension Option

The Company may, by written notice at least 30 days prior to the expiry of the Initial Term, elect, in its sole discretion, to extend the term of this Agreement for up to an additional six months  (the “Extension Term”); provided, however, that during such 30 day (or longer) notice period the parties shall negotiate in good faith in order to determine the Extension Term Fee prior to the expiration of such 30-day period.

ARTICLE 10

GENERAL PROVISIONS

10.1                        Assignment

10.1.1              This Agreement shall not be assigned by the Manager without the prior written consent of the Company, except (i) pursuant to Section 2.2, or (ii) in the case of assignment by the Manager to an Affiliate or a Person that is its successor by merger, consolidation or purchase of assets, in which case the Affiliate or successor shall be bound under this Agreement and by the terms of the assignment in the same manner as such of the Managers is bound under this Agreement.  In addition, provided that the Manager provides prior written notice to the Company for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer or assignment of the Manager’s rights under this Agreement, including any amounts payable to the Managers under this Agreement, to a bona fide lender as security.

10.1.2              This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to a Person that is its successor by merger, consolidation or purchase of assets, in which case the successor shall be bound under this Agreement and by the terms of the assignment in the same manner as the Company is bound under this Agreement.  In addition, provided that the Company provides prior written notice to the Manager for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer or assignment of the Company’s rights under this Agreement to a bona fide lender as security.

10.1.3              Any purported assignment of this Agreement in violation of this Article 10 shall be null and void.

10.2                        Independent Contractor, No Partnership or Joint Venture

The parties acknowledge that the Manager is providing the Services hereunder as an independent contractor and that the Manager and the Service Recipients are not partners or joint venturers or agents of one another and nothing herein will be construed so as to make them partners or joint venturers or agents of one another or impose any liability as such on any of them as a result of this Agreement. Nothing in this agreement shall prohibit  or limit the Manager (or any Affiliate, director, officer, member, partner, shareholder, of the Manager or any of their respective officers or employees) from engaging in other business activities or sponsoring, or providing services to, third parties that compete directly or indirectly with the Service Recipients.

10.3                        Failure to Pay When Due

Any amount payable by the Company hereunder which is not remitted when so due shall remain due (whether on demand or otherwise) and interest will accrue on such overdue amounts (both before and after judgment) at a rate per annum equal to the Interest Rate beginning five (5) days after the date when payment is due.

10.4                        Enurement

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

10.5                        Notices

Any notice or other communication required or permitted to be given hereunder will be in writing and will be given by prepaid first-class mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided.  Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the 4th Business Day after the post-marked date thereof, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day following the sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee.  Notice of change of address shall also be governed by this section.  In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with this section. Notices and other communications shall be addressed as follows:

if to the Company:

Spinco, Inc.

c/o General Growth Properties, Inc.

110 N. Wacker Drive

Chicago, Illinois 60606

Attention:                                         Ronald L. Gern, Esq.

Telecopier number:                                       312-960-5485

if to the Manager:

Brookfield Asset Management, Inc.

Brookfield Place, Suite 300

181 Bay Street, Box 762

Toronto, Ontario M5J 2T3

Canada

Attention:                                         Joseph Freedman

Telecopier number:                                       416-365-9642

10.6                        Further Assurances

Each of the parties hereto shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and will use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

10.7                        Counterparts

This Agreement may be signed in counterparts and each of such counterparts will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.

[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

SPINCO, INC.

By:	/s/ Ronald L. Gern
Name:	Ronald L. Gern
Title:	Vice President

BROOKFIELD ADVISORS LP
by its general partner, BAM Limited

By:	/s/ Joeseph Freedman
Name:	Joseph Freedman
Title:	Vice President

Signature Page to Management Services Agreement